Exhibit 99.1

CONTACT: Robert Gross

Chairman and Chief Executive Officer

(585) 647-6400

Catherine D’Amico

Executive Vice President – Finance

Chief Financial Officer

(585) 647-6400

Investors: Jessica Greenberger

Media: Samantha Cohen

FD

(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD THIRD QUARTER

FISCAL 2011 FINANCIAL RESULTS

~ Third Quarter EPS Increased 40.0% to $.35, Above Previously Forecasted Range of $.29 - $.33 ~

~ Third Quarter Comparable Store Sales Increase 5.4% ~

~ Fourth Quarter Fiscal 2011 Estimated EPS Range of $.22 to $.26 versus $.19 Last Year ~

~ Increase Estimated Fiscal 2011 EPS Range to $1.41 to $1.45 from $1.33 to $1.37~

ROCHESTER, N.Y. – January 25, 2011 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced record financial results for its third quarter ended December 25, 2010. Due to the Company’s three-for-two stock split which was effective as of December 23, 2010, per share data for all periods is presented on a split adjusted basis.

Third Quarter Results

Sales for the third quarter of fiscal 2011 increased 8.4% to a record $165.5 million compared to $152.7 million for the third quarter of fiscal 2010. Sales growth was driven by strong in-store sales execution, as well as recent acquisitions. Comparable store sales increased 5.4% on top of a 7.2% increase last year. Comparable store sales increased approximately 8% for tires, 7% for shocks, 6% for maintenance services and 2% for brakes, with exhaust flat and alignments down slightly as compared to the third quarter last year.

Gross margin increased to 39.1% in the third quarter from 38.3% in the prior year quarter as a result of the implementation of price increases, the leveraging of distribution and occupancy costs against higher sales, increased vendor rebates and improved labor productivity. Total operating expenses were $46.1 million, or 27.8% of sales, compared with $44.3 million, or 29.0% of sales, for the same period of the prior year. The reduction in operating expenses as a percent of sales is largely due to leveraging of these costs against the significant increase in sales, combined with the impact of cost control on discretionary expenses.

Operating income for the quarter increased 31.0% to $18.7 million from $14.3 million in the third quarter of fiscal 2010. Interest expense was $1.2 million as compared to $1.0 million in the third quarter of fiscal 2010.

Net income for the third quarter increased 39.9% to a record $11.1 million from $7.9 million in the prior year period. Diluted earnings per share for the quarter increased 40.0% to $.35, as compared to diluted earnings per share of $.25 in the third quarter of fiscal 2010, and exceeded the Company’s previously estimated range of $.29 to $.33. Net income for the third quarter reflects an effective tax rate of 38.3% as compared with 40.7% for the prior year period.

The Company separately opened four locations and closed four other locations during the quarter, ending the third quarter of fiscal 2011 with 783 stores.

First Nine Month Results

For the nine-month period, net sales increased 16.4% to a record $485.9 million from $417.4 million in the same period of the prior year. Comparable store sales for the nine months were up 5.7%. Net income for the first nine months of fiscal 2011 increased 37.6% to a record $37.6 million, or $1.18 per diluted share, compared with $27.3 million, or $.89 per diluted share in the comparable period of fiscal 2010.

Robert G. Gross, Chairman and Chief Executive Officer stated, “We are very pleased that we were able to sustain our strong momentum into the second half of fiscal 2011. Our record top- and bottom-line results in the third quarter demonstrate our ongoing ability to leverage our increased scale, capitalize on favorable macroeconomic conditions that continue to drive our business, and gain market share. Importantly, our strong value proposition and reputation as a trusted service provider continue to resonate with our customers and we continue to see consumers choosing Monro to help them maintain older vehicles for a longer period of time. As a result, we once again achieved a same store traffic increase of more than 5% and generated a solid performance across most of our major service categories during the third quarter.”

Company Outlook

Based on current visibility and business and economic trends, the Company anticipates fourth quarter comparable store sales growth in the range of 2% to 4% on top of an 8% increase last year. The Company expects diluted earnings per share for the fourth quarter to be between $.22 and $.26, compared to $.19 for the fourth quarter of fiscal 2010.

For fiscal 2011, the Company is increasing its expected sales range for the year to $635 million to $645 million, from $625 million to $640 million. The Company is narrowing its estimated fiscal 2011 comparable store sales growth to a range of 4.5% to 5.5%, from 4% to 6%. The Company is also increasing its estimated fiscal 2011 diluted earnings per share to a range of $1.41 to $1.45, from $1.33 to $1.37, compared to $1.07 last year. The estimate is based on 32 million weighted average shares outstanding.

Mr. Gross concluded, “Overall, we are pleased with our performance through the first nine months of the year. The macroeconomic drivers of our results over the past few years are still in place and support our positive outlook. Our recent acquisitions are outperforming expectations and we anticipate further expansion of our market share through additional fairly-priced, opportunistic acquisitions in our existing markets. With our sales and earnings outlook for fiscal 2011, we are on track to achieve our tenth consecutive year of comparable store sales increases and to generate compound annual earnings growth of approximately 30% over the last three years.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Tuesday, January 25, 2011 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 877-874-1589 and using the required pass code 4414758. A replay will be available approximately one hour after the recording through Tuesday, February 8, 2011, and can be accessed by dialing 877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through February 8, 2011.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire and Tire Warehouse. The Company currently operates 783 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois and Missouri. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal December		% Change
	2010	2009

Sales	$165,528	$152,729	8.4%

Cost of sales, including distribution and occupancy costs	100,812	94,171	7.1

Gross profit	64,716	58,558	10.5

Operating, selling, general and administrative expenses	45,365	43,531	4.2

Intangible amortization	500	374	33.8

Loss on disposal of assets	185	402	(53.9)

Total operating expenses	46,050	44,307	3.9

Operating income	18,666	14,251	31.0

Interest expense, net	1,183	998	18.6

Other income, net	(427)	(71)

Income before provision for income taxes	17,910	13,324	34.4

Provision for income taxes	6,852	5,417	26.5

Net income	$11,058	$7,907	39.9

Diluted earnings per share	$.35	$.25	40.0%

Weighted average number of diluted shares outstanding	31,915	31,169

Number of stores open (at end of quarter)	783	780

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Nine Months Ended Fiscal December		% Change
	2010	2009

Sales	$485,870	$417,408	16.4%

Cost of sales, including distribution and occupancy costs	288,787	243,588	18.6

Gross profit	197,083	173,820	13.4

Operating, selling, general and administrative expenses	131,564	123,836	6.2

Intangible amortization	1,091	705	54.8

Loss on disposal of assets	436	522	(16.5)

Total operating expenses	133,091	125,063	6.4

Operating income	63,992	48,757	31.2

Interest expense, net	3,863	4,337	(10.9)

Other income, net	(567)	(189)

Income before provision for income taxes	60,696	44,609	36.1

Provision for income taxes	23,103	17,289	33.6

Net income	$37,593	$27,320	37.6

Diluted earnings per share	$1.18	$.89	32.6%

Weighted average number of diluted shares outstanding	31,747	30,863

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	December 25, 2010	March 27, 2010

Current assets

Cash	$2,041	$11,180

Inventories	95,619	85,817

Other current assets	27,981	27,095

Total current assets	125,641	124,092

Property, plant and equipment, net	198,557	202,746

Other noncurrent assets	123,099	117,305

Total assets	$447,297	$444,143

Liabilities and Shareholders’ Equity

Current liabilities	$101,042	$99,377

Long-term debt	54,114	96,427

Other long term liabilities	19,258	15,669

Total liabilities	174,414	211,473

Total shareholders’ equity	272,883	232,670

Total liabilities and shareholders’ equity	$447,297	$444,143